Exhibit D

QTS Realty Trust, Inc.

Lock-Up Agreement

September 26, 2013

Goldman, Sachs & Co.

Jefferies LLC

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

And

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Re: QTS Realty Trust, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with QTS Realty Trust, Inc., a Maryland corporation (the “Company”), and QualityTech, LP, a Delaware limited partnership, providing for a public offering of Class A common stock, $0.01 par value per share (the “Stock”) of the Company (the “Shares”) pursuant to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Stockholder Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

The Stockholder Lock-Up Period will commence on the date of this Lock-Up Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement; provided, however, that if (1) during the last 17 days of the Stockholder Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Stockholder Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Stockholder Lock-Up Period, then in each case the Stockholder Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in Section 5(e) of the Underwriting Agreement to provide written notice of any event that would result in an extension of the Stockholder Lock-Up Period pursuant to this paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is prohibited by the terms of this provision during the period from the date hereof to and including the 34th day following the expiration of the Stockholder Lock-Up Period, it will give notice thereof to the Company.

If the undersigned is an officer or director of the Company, (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Stock, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed in Section 5(e)(ii) of the Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) pursuant to and in accordance with the Underwriting Agreement; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (iii) to any immediate family member or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or any of their successors upon death or any partnership or limited liability company, the partners or members of which consist of the undersigned and one or more members of the undersigned’s immediate family, provided that the family member, the trustee of the trust, or the manager of the limited liability company, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iv) by will, other testamentary document or applicable laws of descent, or (v) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, partnership or limited liability company, the undersigned may transfer the capital stock of the Company to any direct or indirect affiliate, general or limited partner, member or shareholder of such corporation or to any investment fund, trust or other business entity controlled, managed by or under common control or management with the undersigned; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii), (iii), (iv) or (v) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In addition, nothing in this Lock-Up Agreement shall prohibit the undersigned from establishing a Rule 10b5-1 trading plan during the Stockholder Lock-Up Period; provided that (a) no transactions thereunder are made until after the expiration of the Stockholder Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Stockholder Lock-Up Period.

Notwithstanding any other provision contained herein, the undersigned shall be permitted to make transfers, sales, tenders or other dispositions of Undersigned’s Shares pursuant to a tender offer for securities of the Company or other transaction, including, without limitation, a merger, consolidation or other business combination, involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Undersigned’s Shares in connection with any such transaction, or vote any Undersigned’s Shares in favor of any such transaction), provided that all Undersigned’s Shares subject to this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement; and provided further that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Undersigned’s Shares subject to this agreement shall remain subject to the restrictions herein.

Notwithstanding anything herein to the contrary, if (i) the closing of the public offering has not occurred prior to October 31, 2013, (ii) the Company earlier notifies the Representatives in writing that it does not intend to proceed with the public offering, (iii) the Underwriting Agreement (other than any provision thereof which is expressed to survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder or (iv) a request for withdrawal of the registration statement relating to the public offering is filed with the SEC, this Lock-Up Agreement shall be of no further force or effect and the undersigned shall be released from all obligations hereunder.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

/s/ Chad L. Williams
Chad L. Williams